EXHIBIT 10.7

August 27, 2012

Robert S. Breuil

Re: Offer of Employment by Corium International, Inc.

Dear Robert (Bubba),

I am very pleased to present to you this offer of employment with Corium International, Inc. (the “Company”), in the position of Chief Financial Officer of the Company, reporting to me, with a start date of September 4, 2012, The terms of our offer and the benefits currently provided by the Company are as follows:

1.                                      Starting Salary.  Your annual base salary will be Three Hundred Forty Thousand Dollars ($340,000) per year, payable in accordance with the Company’s normal payroll practices, with such payroll deductions and withholdings as are required by law.  Your base salary will be reviewed annually.

2.                                      Annual Bonus.  Your annual target bonus will be forty percent (40%) of your base pay during the relevant bonus year.  The actual amount of your annual bonus will be based upon the achievement of certain goals and objectives to be determined by the Board of Directors of the Company, and will be prorated for 2012 based on your start date.  The bonus for any year will be paid only if you are employed by the Company at the time of payment (provided that your bonus is paid at a time that is consistent with the general timing of the Company’s annual bonus payments, if any, for the relevant time period).  The determinations of the Board with regard to your bonus shall be final and binding.

3.                                      Benefits.  In addition, you will be eligible to participate in all employee benefit plans and arrangements, including, but not limited to, medical, dental, vision and long-term disability insurance benefits and arrangements, as are made available by the Company to its other executives, subject to the terms and conditions thereof.  You will also be entitled to paid vacation and holidays pursuant to the terms of the Company’s vacation policy as may exist from time to time, provided that, notwithstanding the provisions of such policy, you will be eligible for four weeks of vacation starting in your first year of service.

4.                                      Stock Options.  Following your acceptance of this offer, you will be granted an incentive stock option (the “Option”) to purchase one million four hundred thousand (1,400,000) shares of Common Stock of the Company at the fair market value of the Company’s Common Stock, as determined by the Board on the date the Board approves such grant.  It is expected that such grant will be approved by the Board as soon as practicable after receiving a new 409A valuation report.  The Option will vest at the rate of twenty five percent (25%) on the first anniversary of your start date with the Company, and an additional two and eighty three thousandths percent (2.083%) per month thereafter, so long as you remain employed by the Company.  Notwithstanding the foregoing, in certain circumstances as set forth below, the vesting of the Option may be accelerated.  The Option will be an incentive stock option to the extent incentive stock option treatment is permissible under applicable laws and regulations.

At your request on or before the Board meeting at which the options are granted, the agreements covering the Options will include provisions for early exercise of such stock options, subject to

235 Constitution Drive, Menlo Park, CA 94025
Phone: 650.298.8255 Fax:  650.298.8012

repurchase rights of the Company consistent with the respective option vesting schedules, as well as cashless exercise provisions.

It is expected that your stock option ownership will be evaluated on an ongoing basis, and that you will be eligible for additional stock option grants based on the Company’s performance and your individual performance, which may in each case include the completion of significant transactions.

5.                                      Business Expenses and Travel.  You will be reimbursed for all reasonable, documented out-of-pocket travel and other business expenses arising from the performance of your duties, in accordance with the Company’s applicable expense reimbursement policies.

6.                                      Severance Benefits; Vesting Acceleration.  If, (A) within one year after a Liquidation Event (as defined in the Company’s Certificate of Incorporation) has occurred, or (B) prior to a Liquidation Event but after the Company enters into a definitive agreement for a transaction that, if consummated, would constitute a Liquidation Event (an “Acquisition Agreement”), your employment is terminated by the Company (or a successor to or entity controlling the Company) without Cause, or by you for Good Reason, then the following provisions will apply: conditioned upon your execution of a release and waiver of claims against the Company and its officers, directors and stockholders in a form reasonably acceptable to the Company no later than 45 days following your termination of employment, (i) the Company will pay you, in addition to other amounts that may be legally due and payable and subject to applicable taxes and withholding requirements, a lump sum severance amount equal to twelve (12) months of your then-current base salary plus a “Bonus Amount” as defined below, within fifty-two (52) days following your termination of employment; (ii) the Company will pay the premiums for the continuation of medical, dental and vision benefits under COBRA for you and your dependents for a period of twelve months or until such earlier time as you obtain employment providing substantially similar benefits; and (iii) the then remaining unvested shares subject to the Option will immediately vest and, the Option shall permit exercise in the event of such a termination for a period of up to one year after the last date the Option would otherwise be exercisable at the time of termination of your employment.  Notwithstanding Section (ii) of the preceding sentence, if such COBRA coverage is either (a) not available or permissible under then-applicable law, or (b) the direct provision by the Company of such continued benefits would violate then-applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall in lieu thereof provide you with a taxable monthly payment in an amount equal to the monthly COBRA premium that the Company was paying for you prior to your cessation of employment to provide your medical, dental and vision benefits for a period of eighteen (18) months, provided that such payments will end upon your commencing employment providing substantially similar benefits.

You shall not be required to mitigate the amount of any payment or benefit provided for under this Agreement by seeking other employment, or in any other manner.

As used herein, “Cause” means (i) the conviction of, or the entering of a guilty plea to or for, any felony or a crime involving moral turpitude (not including a traffic offense); (ii) the commission of a material breach of any of your obligations under the applicable Employee Invention Assignment and Confidentiality Agreement (as described below) or of this Agreement, after reasonable notice and reasonable opportunity to cure (which opportunity shall provide for at least ten (10) days to cure); (iii) the commission of an act of fraud, embezzlement, misappropriation, willful misconduct or breach of fiduciary duty against the Company or other conduct materially harmful to the Company’s interests, as determined by the Board in its reasonable discretion; (iv) the failure or refusal to follow (other than as a result of having a disability) lawful, reasonable and proper directions delivered to you by the Chief Executive Officer (provided, however, that you shall be given written notice of, and shall have a ten (10) business day period following such notice, to cure a failure or refusal under this subclause (iv)); or (v) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

As used herein, “Good Reason” means the occurrence of any of the following conditions without your written consent: (i) a requirement that you relocate your principle place of work to a location more than thirty (30) miles from your initial work location; (ii) a material reduction in title, responsibility or authority, provided that a mere change in your title shall not constitute grounds for a termination by you for Good Reason so long as there is not a reduction in your duties, responsibilities or authority following such change in title; or (iii) a reduction in your annual base salary or annual target bonus.  A resignation for Good Reason will not be deemed to have occurred unless you give the Company written notice of the condition within 90 days after the condition comes into existence and the Company fails to remedy the condition within 30 days after receiving your written notice.

As used herein, “Bonus Amount means the amount determined by multiplying your then-current base salary by the average percentage of base pay reflected in the bonuses that you received for the two most recent years prior to a termination under this Section 6, provided that (i) if only one bonus cycle has occurred before such termination then the percentage of base pay reflected by that bonus shall be used for such purpose, and (ii) if no such bonus cycle has occurred prior to such termination, the Bonus Amount shall be an amount determined in good faith by the Board of the Company at the time the Company enters into an Acquistion Agreement.

For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), references in this Section 6 to your termination of employment shall mean a “separation from service,” as defined in the regulations under Section 409A of the Code.  If the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your separation, then (i) the severance payment under this Section 6, to the extent subject to Section 409A of the Code, will commence on the first business day following (A) expiration of the six-month period measured from your separation or (B) the date of your death and (ii) the amounts that otherwise would have been paid prior to such date will be paid in a lump sum when the payments commence.

7.                                      Parachute Payments.  In the event that the severance and other benefits provided for in this letter agreement or otherwise payable to you (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this Section 7, would be subject to the excise tax imposed by Section 4999 of the Code, then your severance and other benefits under this letter agreement shall be payable either (i) in full, or (ii) as to such lesser amount which would result in no portion of such severance and other benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by you on an after-tax basis, of the greatest amount of severance benefits under this letter agreement, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.  Notwithstanding the foregoing, if at the time of a Liquidation Event giving rise to such payments, the common stock of the Company is not registered for trading on the public markets in the United States, then at your written request the Company will use its best efforts to obtain a “cleansing vote” of stockholders as required to remove the potential liability for the excise tax under Section 4999 of the Code.  Unless the Company and you otherwise agree in writing, any determination required under this Section 7 shall be made, after due consultation with you and your advisors, in writing by the Company’s independent public accountants, or such other qualified national accounting firm that the Company may designate for such purpose (the “Accountants”), whose determination shall be conclusive and binding upon you and the Company for all purposes.  For purposes of making the calculations required by this Section 7, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 7.  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 7.

8.                                      Confidentiality.  As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company.  To protect the interests of the Company, you will need to sign the Company’s standard “Employee Invention Assignment and Confidentiality Agreement” as a condition of your employment.  We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer.  During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company.  You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company.  You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.  You represent that your signing of this letter agreement, agreement(s) concerning stock options granted to you under the Plan and the Company’s Employee Invention Assignment and Confidentiality Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

9.                                      At-Will Employment.  While we look forward to a long and productive relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause.  Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective.  Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time.  Any modification or change in your at will employment status may only occur by way of a written agreement signed by you and the Chief Executive Officer of the Company.

10.                               Authorization to Work.  Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States.  If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

11.                               Indemnification; D&O Insurance.  The Company will indemnify, defend and hold you harmless to the full extent permitted by law, in accordance with the terms of the Company’s Amended and Restated Certificate of Incorporation and Bylaws.  Promptly following your acceptance of this offer, the Company will enter into a standard officer and director Indemnification Agreement, and the Company shall add you as an additional named insured under its directors and officers’ liability insurance policy and will continue to both indemnify you and maintain your status as a named insured following your employment as reasonably necessary to provide coverage for your responsibilities during your employment.

12.                               Arbitration.  You and the Company shall submit to mandatory and exclusive binding arbitration of any controversy or claim arising out of, or relating to, your employment with the Company, and specifically to this letter agreement or any breach hereof, provided, however.  that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties.  Such arbitration shall be conducted through the American Arbitration Association in the State of California, Santa Clara County, before a single neutral arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at that time.  The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based.  You shall bear only those costs of arbitration you would otherwise bear had you brought a claim covered by this arbitration provision in court.

13.                               Company-directed Roles in Other Companies.  From time to time the Company may request that members of senior management assume positions on boards of directors, joint venture management boards or the like in order to represent the Company’s interests.  In the event you are assigned to such a position, you will consult with the Company on all key decisions to be made in such capacity, and any compensation payable with respect to such position shall be payable to the Company.

14.                               Entire Agreement.  This letter agreement, the agreement(s) concerning stock options granted to you, and the Employee Invention Assignment and Confidentiality Agreement, will form the complete and exclusive statement of your employment agreement with the Company.  It supersedes any other agreements or promises made to you by anyone, whether oral or written, and it can only be modified in a written agreement signed by you and the Chief Executive Officer of the Company.

15.                               Acceptance.  If you decide to accept our offer (and I hope you will), please sign the enclosed copy of this letter in the space indicated and return it to me.  This offer will expire on August 28, 2012.  Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this letter agreement and the attached documents, if any.  Should you have anything else that you wish to discuss, please do not hesitate to call me.

We look forward to the opportunity to welcome you to the Company.

Very truly yours,

/s/Peter D. Staple

Peter D. Staple
President and Chief Executive Officer

I have read and understood this letter agreement and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/Robert S. Breuil	Date signed:	28 AUG 2012